Exhibit (k)(4)

THIRD AMENDMENT TO SCHEDULE A

DATED MAY 1, 2026

to

EXPENSE LIMITATION AGREEMENT

DATED DECEMBER 1, 2021

Between

LIND CAPITAL PARTNERS MUNICIPAL CREDIT INCOME FUND

And

LIND CAPITAL PARTNERS, LLC

Fund Name	Maximum Operating Expense Limit*	Termination Date
Lind Capital Partners Municipal Credit Income Fund	1.25%	May 31, 2027

* Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, Acquired Fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, extraordinary expenses such as litigation and merger or reorganization costs, and other extraordinary expenses not incurred in the ordinary course of such Fund’s business.

In Witness Whereof, the parties hereto have executed this Third Amendment to Schedule A as of the date first above written.

Lind Capital Partners Municipal Credit Income Fund	Lind Capital Partners, LLC
By: /s/ Jon R. Lind, Jr.	By: /s/ Jon R. Lind, Jr.
Name: Jon R. Lind, Jr.	Name: Jon R. Lind, Jr.
Title: President	Title: Principal